Exhibit 99.1

Contact:

Tere Miller

Vice President, Investor Relations

(760) 741-2111, ext. 177

REALTY INCOME PRICES ADDITIONAL 1.1 MILLION SHARES
OF MONTHLY INCOME CLASS D PREFERRED STOCK

ESCONDIDO, CALIFORNIA, October 12, 2004... Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) today announced a public offering of an additional 1,100,000 shares of the Company’s 7.375% Monthly Income Class D Cumulative Redeemable Preferred stock, increasing the number of shares of Class D Preferred stock outstanding to 5,100,000 shares. The additional shares have been priced at $25.4311 per share plus accrued dividends, to the anticipated closing on October 19, 2004, of $0.0204 per share. Dividends on the Class D Preferred stock will be paid monthly at an annual rate of $1.84375 per share. The Monthly Income Preferred stock has no stated maturity, sinking fund or mandatory redemption provision. It also is not convertible into any other security of the Company. At the Company’s option, the Monthly Income Preferred stock may be redeemed at $25 per share on or after May 27, 2009. The net proceeds from this offering will be used to repay borrowings on the Company’s $250 million unsecured acquisition credit facility and for other general corporate purposes. The Monthly Income Class D Preferred shares are traded on the New York Stock Exchange under the ticker symbol OprD.

Credit Suisse First Boston acted as the sole underwriter for the offering. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. A copy of the prospectus relating to the offering may be obtained from: Credit Suisse First Boston, Prospectus Department, One Madison Ave., New York, NY 10010.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the Company has paid 410 consecutive monthly dividend payments throughout its 35-year operating history and has increased the monthly dividend for 28 consecutive quarters. The monthly dividend is supported by the cash flow from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors: Realty Income press releases are available by calling this toll-free number: 888-811-2001, or on the Internet at http://www.realtyincome.com/Investing/News.html.